Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO

Berry Petroleum Announces Mr. David D. Wolf has been named to the position of Executive Vice President and Chief Financial Officer

Bakersfield, Calif. -- (BUSINESS WIRE) – June 19, 2008 -- Bakersfield, CA - Today, Berry Petroleum Company announced that Mr. David D. Wolf has been named to the position of Executive Vice President and Chief Financial Officer. Mr. Wolf, age 37, has served as a Managing Director in JPMorgan's Oil and Gas Group and has been with that firm since 1995 where he has participated in numerous equity, debt and M&A transactions in the energy industry. Mr. Wolf holds a B.S. in Economics from Rollins College and an MBA in Finance from the Crummer Graduate School of Business at the same institution.

In his role at Berry, Mr. Wolf will be responsible for leading the Company's finance and accounting organization and will participate in representing Berry to investors, lenders and credit rating agencies. Mr. Wolf's employment with Berry Petroleum Company will commence upon his satisfaction of certain conditions of his prior employment, but in any event is expected to be on or before September 15, 2008.

Robert F. Heinemann, president and chief executive officer, stated that "We are very pleased that David is joining the team at Berry Petroleum Company. David's skills and experience in capital markets, finance, and mergers and acquisitions will further contribute to the ongoing growth of our Company and his perspective of the oil and gas industry will be invaluable. Mr. Wolf will be relocating to the Company's corporate headquarters in Denver, Colorado."

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah and Colorado.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties and words such as "will," and "expects," indicate forward-looking statements. Actual results and timing may differ from these statements.

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